Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of report (date of earliest event reported):
June 17, 2010

mBeach Software, Inc.
(Exact name of registrant as specified in its charter)

Florida	333-159853	26-4742785
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

105 Hickory Oak Hollow
Cumming, GA 30040
(Address of principal executive offices)

 (678) 358-6954
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5-Corporate Governance and Management
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 17, 2010, the board of directors (the “Board”) of mBeach Software, Ltd., a Florida corporation (the “Registrant”), appointed Yossi Biderman as a director of the Board, effective as of said date, to serve until the next annual meeting of the Registrant’s stockholders and until his successor is duly appointed and qualified.

Since January, 2007, Mr. Biderman has served as the Chief Executive Officer and a director of Skin Cancer Scanning Ltd., an Israeli corporation engaged in the development of a hybrid medical device for the early detection and diagnosis of skin cancer precursors, nevi and tumors. From November 2009 through May 2010 he was the controller and business development for Tigbur, a human resources company listed on the Tel Aviv Stock Exchange. From September 2002 through January 2007 Mr. Biderman was the chief executive officer of DP Electronics Engineering Ltd. Mr. Biderman is a Reserve Colonel with the Israel Defense Forces.

The Registrant and Skin Cancer Scanning Ltd. are parties to a Share Exchange Agreement dated June 15, 2010 pursuant to which the shareholders of Skin Cancer Scanning Ltd. will be transferring their SCS shares to the Registrant. An affiliate wholly owned by Mr. Biderman is a party to an agreement with William Gaffney, the sole officer and a director of the Registrant, pursuant to which Mr. Gaffney will sell all his 156,000,000 shares of common stock to said affiliate as well as the other shareholders of SCS. See the Current Report on Form 8-K filed by the Registrant on June 17, 2010 regarding this proposed transaction. Pursuant to the terms of the Share Exchange Agreement, at the closing of the transactions contemplated by the Share Exchange Agreement and the Share Purchase Agreement Mr. Biderman will become the Chief Executive Officer of the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

mBeach Software, Ltd.

By: /s/ William Gaffney
Name: William Gaffney
Title: President

Date:  June 22, 2010

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